Distribution Appointment Agreement

International Apparel Group, Inc.

and

Global Brands (Football) Pte Ltd

GLOBAL BRANDS

FIFA

MASTER
LICENSEE

© 2006 FIFA

1 HarbourFront Place
#09-05/06 HarbourFront Tower One
Singapore 098633
Tel: +65 6622 8140
Fax: +65 6820 3255

www.globalbrandsgroup.com

J.C.
11/12/06

DISTRIBUTION APPOINTMENT AGREEMENT

DEAL TERMS

DATE: 12 Nov 2008

BETWEEN:

(1) **GLOBAL BRANDS (FOOTBALL) PTE. LTD** (registered number 200515374M) whose registered office is at 1 Harbourfront Place, #09-05/06 Harbourfront Tower One, Singapore 098633) ("**GB**");

Contact Name:	Mark Matheny
Title of Contact:	CEO
Office Phone:	+65 6622 8148
Office Fax:	+65 6820 3255
Contact email address:	mark.matheny@globalbrandsgroup.com

(2) **International Apparel Group, Inc.**, a Nevada corporation whose registered office is at, 17522 NW 7th Ct, Sunrise, FL 33029 (the "**Company**");

Contact Name:	Janon Costley
Title of Contact:	CEO
Office Phone:	+ 1954 806 3351
Office Fax:	+1 419 791 5227
Contact email address:	jcostley@totalluxurygroupinc.com

(3) **Total Apparel Group, Inc.** a registered Nevada **corporation** whose registered office is at 635 272 Lenox Ave. Suite 1, NY New York "**Parent**");

Contact Name:	Janon Costley
Title of Contact:	CEO
Office Phone:	+ 1954 806 3351
Office Fax:	+1 419 791 5227
Contact email address:	jcostley@totalluxurygroupinc.com

INTRODUCTION:

A GB is party to a commercial agent, representative, product license and store agreement with FIFA granting GB rights in relation to certain FIFA properties and marks.

B GB has appointed (see Schedule 1) ("Supplier") as the manufacturer and supplier of the FIFA branded Products and Supplier will supply such Products to Company.

C GB has agreed to appoint the Company as the distributor of the Products in the Territory on the terms and conditions set out in this Agreement.

D Parent has agreed to guarantee the performance by Company of its obligations under this Agreement.

TERMS AGREED:

1. **Scope of Agreement** GB hereby appoints the Company as the exclusive (as defined below) distributor of the Products in the Territory in the Approved Channels (the "**Distribution Appointment**") on the terms and conditions of this Agreement.

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2. Exclusivity

References in this Agreement to the Distribution Appointment being exclusive shall mean it is exclusive in that GB has not appointed, and throughout the Term will not appoint, any third party the distribution rights granted under this Agreement to any other company other than the Company in respect of the same category of products in the Approved Channels as the Products in the Territory during the Term.

The exclusivity of Company's Distribution Appointment (per Approved Channel) is set out in Schedule 2. "Y" reflects accounts for which Company y shall be the exclusive distributor. "N", reflects such accounts where Company is not the exclusive distributor.

Notwithstanding that certain Approved Channels are exclusive, GB shall at its sole discretion be permitted to appoint 3rd party distributors ("Other Distributors") to supply Products in the Territory in the Approved Channels subject to GB providing Company a credit equal to 4% of Net Invoiced Billings of those Products that are distributed by Other Distributors to Approved Channels (the "Credit"). Each Credit shall be applied to any monies that are payable (or that shall become payable) to GB, from Company, under the terms of this Agreement during the then current year of the Term. Any remaining balance of Credit left over at the end of that year shall be applied to the following year and any remaining balance left over at the end of the scope of the Term shall be paid to Company within 30 days thereafter.

3. Supply of Products and Supplier Pricing

The Products will be manufactured and supplied by GB's designated suppliers ("**Supplier**") on Supplier's standard terms and conditions for supply ("**Supplier's Standard Trade Terms**").

The price of Products will be based on the following price principles :

1. **RRP** : GB will reasonably suggest the recommended retail price ("RRP") for the retail sale of Products in the Territory
2. **Wholesale price:** Company shall distribute products to retailers at a wholesale price based on RRP divided by 2.2
3. **Supplier's trade price:** Suppliers will supply products at a fixed price based on an estimate of wholesale price less 45% (i.e 55% of wholesale price).

For example:

If the RRP is $100, the wholesale price is $45.45(i.e. $100/2.2) and the suppliers trade price is $24.54 (i.e. $45.45 - (45.45 x 0.45).

For the avoidance of doubt, nothing in this agreement shall be construed as requiring Company to adopt RRP or wholesale price.

The suppliers trade price for each season will be notified by GB at the start of each season as applicable.

4. Company's Distribution Undertakings

Company undertakes and agrees with GB at all times during the Term:

1. to use its best endeavours to promote the distribution and sale of the Products in the Approved Channels in the Territory.

2. to keep all stocks of the Products which it holds in conditions appropriate for their storage and provide appropriate security for the Products all at its own cost.

3. to insure at its own cost with a reputable insurance company all stocks of the Products as are held by it against all risks which would normally be insured against by a prudent businessperson to at least their full replacement value and to produce to GB on demand full particulars of that insurance and the receipt for the then current premium.

4. to inform GB immediately of any changes in ownership or control of Company and of any change in its organisation or method of doing business which might affect the performance of Company's duties hereunder.

5. At the start of each calendar quarter, Company shall inform GB and Supplier in writing of its forecast of the number of each type of the Products which it expects to purchase from Supplier for delivery during the subsequent following 15 months, broken down quarter by quarter.

6. GB is entitled upon giving 3 months' written notice to Company to vary Schedule 1 to add or delete one or more of the Products.

5. Minimum Purchase Commitment / Maintaining Minimum Stock Levels

Company commits to undertake at a minimum:

1. to purchase at least 2 seasons collections of Products per annum (where relevant), and

2. to maintain on its own account an inventory of the Products at levels which are appropriate and adequate for Company to meet all customer delivery requirements for the Products throughout the Territory, which shall be at least at the Minimum Stock Levels described in Schedule 3. Notwithstanding the above, if Company is able to confirm orders "in advance", sufficient to fulfil its obligations hereunder, Company shall not be required to maintain any additional inventory.

Where relevant, a 2-season collection shall consist of a Spring/Summer collection and an Autumn/Winter collection.

Company shall commit to buying a minimum of **50%** of the Purchase Plan Commitment as outlined in the Business Plan ("Minimum Purchase Commitment").

In the event that Company does not meet the Minimum Purchase Commitment for a specific Product category in any License Year during the Term, Company shall pay GB the shortfall the Revenue Commission Share that would be payable as if Company had purchased the Minimum Purchase Commitment, (the "Make-Up Fee")

If Company does not meet 75% of the Minimum Purchase Commitment in

any given year (for clarity 75% of the 50% purchase commitment), GB shall be entitled in its sole discretion to convert Company's rights (to the extent it is exclusive) to a non-exclusive right.

If Company does not meet 75% of the Minimum Purchase Commitment for any 2 consecutive calendar years, GB may immediately terminate this Agreement.

6. Products FIFA Branded Products as described in Schedule 1.

7. Territory The United States of America and all of its territories, Puerto Rico, the Caribbean and US Army bases all across the world.

8. Term Beginning date: Date of this Agreement

End date: 31 December 2011

All obligations, including Minimum Sales and Minimum Purchase Commitments on an annual basis shall be based on the full calendar year 2009, 2010 and 2011.

GB shall in good faith discuss with Company the terms of renewal not less than 12 months prior to end date of this Agreement. Company agrees that any renewal shall be conditional on Company meeting certain minimum targets including but not limited to, the targets set out in the Business Plan.

9. Sell-Off Date: 90 days from End Date (or if GB does not exercise its option to buy-back stock as set out under "Consequences of Termination below" this Sell-Off Date is extended by a further 90 days).

10. **Approved Channels** See Schedule 2. The Company may not sell the Products direct to consumer but only to the Approved Channels or such other channels as approved by GB in writing.

11. No internet, eCommerce Company acknowledges that any rights to operate any FIFA branded internet web-site, or other E-commerce, M-commerce, Mail Order, TV Shopping, or based retail and/or distribution operations are reserved by GB. Company's rights in respect of Approved Channels only extend to operations that are primarily "bricks and mortar" operations, and the internet, web-site, or other E-commerce retail and/or distribution operations that are directly associated with and merely support (and are secondary to) such "bricks and mortar" operations.

Company shall not directly or indirectly operate any Internet, web-site or other electronic commerce based retail and/or distribution operation which could be confused by the public as being associated with FIFA and/or GB and/or a FIFA Competition.

Company may not directly or indirectly offer or distribute the Products outside the Territory using any internet, web-site or other electronic commerce based retail and/or distribution operation.

12. On-Shelf & Off-Shelf Dates Unless otherwise advised by GB, the On-Shelf Date and Off-Shelf Dates will be set out in the Business Plan.

13. Trade Marketing Date	The Trade Marketing Date (ie the date by which Company shall present buyers with the Products) is set out in the Business Plan.
14. Fee	In addition to paying the Supplier the price for the Products pursuant to the terms of the Supplier's Standard Trade Terms, the Company shall pay to GB the **Distribution Revenue Commission Share** as follows: 1. 12% of Net Invoiced Billings on Products branded with the FIFA Brand or FIFA Historical Marks, 2. 15% of Net Invoiced Billings on Products branded with the FIFA Competition Marks, or 3. In the case distribution to **FIFA** Brand**ed Stores** not operated by Company, 18% of Net Invoiced Billings. ***Definitions used here:*** "**FIFA Branded Store**" shall mean any FIFA Competition Mark branded retail stores (*e.g.*, "2010 FIFA World Cup™ Store"), FIFA Official Store, or successors thereof, and other permanent, dedicated FIFA Competition, Brand or Historical Mark themed retail stores or corners where merchandise is offered for sale. **Net Invoiced Billings** means the gross amount invoiced by (or the monetary value of other consideration received by) Supplier in respect of the Products for sale or other distribution by Company. The only deductions allowable, for the purposes of calculating the Net Invoiced Billings, from the gross invoiced amount are: (i) sales, excise or output value added taxes expressly specified in the invoice and accountable to the relevant government taxing authority, and (ii) any credits or refunds actually made
15. Standby Letter of Credit	The Revenue Commission Share pertaining to the Minimum Purchase Commitment for the each calendar year (pegged against the fee payable for distribution of Products bearing FIFA Competition Marks), (i.e. 15% of USD$3,900,000 for calendar year 2009 = USD$585,000), is to be supported by an unconditional and irrevocable standby letter of credit or other comparable instrument acceptable to GB guaranteeing payment of this amount in the form attached and from a bank reasonably acceptable to GB. Company shall provide GB with this unconditional and irrevocable standby letter of credit within 30 days of the date of this Agreement. For the avoidance of doubt, all costs, fees and/or expenses arising in connection with this standby letter of credit (including any drawdown against it) or any alterations thereof shall be entirely borne by Company. The Revenue Commission Share pertaining to the Minimum Purchase Commitment (pegged against the fee payable for distribution of Products bearing FIFA Competition Marks) for the second and subsequent years as set out in the Schedule 3 (or as approved by GB in subsequent Annual Business Plans) for such years, is to be further supported by an unconditional and irrevocable standby letter of credit guaranteeing payment of that amount in the form attached and from a bank reasonably acceptable to GB and delivered at least 7 days prior to expiry of the preceding letter of

D.C. 11/18/08

credit.

Failure to provide this standby letter of credit by the above specified dates shall constitute a material breach allowing GB to terminate this Agreement immediately without requiring any cure period and entitling GB to retain all payments made to date.

Company's rights granted under this Agreement are conditional on GB's actual receipt of the standby letter of credit from Company by the above specified dates.

16. Advertising & Marketing Fund Contribution

1% of Net Invoiced Billings (payable each month in arrears with the Fee) to be contributed to a central fund administered by GB.

17. Advertising and Marketing Commitment

Amount equal to 7% of Purchase Plan of the annual sales forecasts as set out in the Business Plan to be applied by Company in advertising and marketing of the Products, to include above and below the line advertising and marketing activities as outlined in the Annual Business Plan such as:

- Advertising & Product promotion
- Printed catalogue (updated regularly)
- On-line catalogue with secured website access only (updated daily, if required)
- Trade fairs relevant to the Products
- Cost of samples used for selling purposes, or on display at permanent showroom space at Company's office locations in order to maximize sales activities
- Any other activities approved on a case-by-case basis.

In the event Company does not do these marketing activities by the agreed date, GB shall be entitled to do these marketing activities itself, or engage a third party to do them, and Company shall reimburse GB for its reasonable costs so incurred. In the event Company does advertising and marketing activities which are not prior approved by GB, then the costs so incurred shall not count towards this Advertising and Marketing Commitment.

18. Samples

Company shall be charged by GB or Supplier on a cost basis (supplier's trade price) as appropriate for Samples of Products, on a credit memo to be paid at the end of that season. Prices for such Samples shall be confirmed by GB to Company on a season by season basis, which shall be supplied either on consignment or on credit memo.

For the avoidance of doubt the first set of samples that as of the date of this Agreement has been consigned to Company, shall be free of charge.

19. Reporting Statement and Payment

Company to report to GB, within fifteen (15) days of each month, information relating to the distribution and sales of the Products, relevant Net Invoiced Billings and other sales figures for calculating the Fee, and details on the Advertising and Marketing Commitment, in the form reasonably requested by GB (which may require Company to use an online reporting system as notified by GB).

Payment of Fee: fifteen (15) days after each month.

All non-US$ amounts are to be converted to US$ at the non-US$/US$

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median rate calculated on the basis of the applicable non-US$/US$ rate of the last working day of that month, as published by the website: www.oanda.com.

All amounts payable to GB are to be paid to GB in Singapore in US$ in immediately available and freely transferable funds, free and clear of, and without deduction of, withholding taxes or any other taxes, assessments, excises, imposts, import duties, currency control restrictions, bank charges or other transactional costs, governmental charges or duties of any jurisdiction, or other withholdings or any set-off or counterclaim.

To the extent that Company is required by law to make such deductions or withholdings, Company will gross up the relevant amount so as to ensure that GB receives an amount that it would have received but for such deduction or withholding.

Interest on late payments: 15% (fifteen per cent.) annual compounded interest.

20. No Premiums

Company acknowledges and agrees that:

1. under no circumstances may it sell or distribute or allow the sale or distribution of Products as Premiums or otherwise in connection with the promotion or sale of its own products or services or the products or services of a third party or in connection with any other promotional items or activity;

2. Products are not intended for free distribution nor for use as Premiums. Company undertakes therefore to bring it clearly to the attention of its customers that Products may not be supplied for purposes of commercial promotion or advertising by such customers; and

3. Company shall not distribute, or permit or authorise the distribution of, any giveaways, incentive in-pack and outer-pack gifts, with Products and Company undertakes to bring it clearly to the attention of its customers that no items may be so distributed with Products.

"**Premiums**" means items of merchandise which bear any of the FIFA Marks together with the trade name, trademark and/or logo of a third party; and are to be given away free of charge or sold at materially subsidised prices by that third party for the purpose of promoting the sale of their products or services or for other give-away or promotional purposes.

21. Use of the FIFA Marks

GB hereby grants to Company the non-exclusive right in the Territory to use the FIFA Marks in the promotion, advertisement and sale of the Products in accordance with the terms of and for the duration of this Agreement. Company acknowledges that it does not, by virtue of this Agreement obtain, or become entitled to claim, any right, title or interest in or to the FIFA Marks except as specifically granted hereunder

The manner in which Company uses the FIFA Marks is subject to GB's prior written approval, such approval not to be unreasonably withheld, and Company agrees not to make any use whatsoever of the FIFA Marks without first obtaining such approval.

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22. Product Labelling and Packaging

Company shall not, without the prior written consent of GB, alter or make any addition to the labelling or packaging of the Products displaying the FIFA Marks, and shall not alter, deface or remove in any manner any reference to the FIFA Marks, any reference to GB/Supplier or any other name attached or affixed to the Products or their packaging or labelling. If Company is given permission by GB to alter or make any labelling or packaging, Company must comply with all guidelines imposed by GB and/or FIFA on the standard, quality, appearance and style of that labelling and/or packaging.

23. Business Plan

1. Company will submit a Business Plan setting out minimum targets, sales forecasts and marketing commitments for Products to be distributed.

2. Company will also provide a sales forecast ("Net Sales Plan") and purchasing plan ("Purchase Plan") by volume (units) and value ($'s) for each year of the agreement (initial and annually). (Together the "Business Plan")

3. The Parties note that the first Business plan including the Purchase Plan by value ($'s) has been agreed and is set forth and appended in Schedule 3 and is hereby incorporated by reference into this Agreement.

4. Company shall submit for review and approval the on or before 30 September of each year during the Term an ("Annual Business Plan"). GB's approval of the Business Plan or any Annual Business Plan shall not be unreasonably withheld or delayed.

24. Supply Chain Management Logistics and Processes and Systems

Company agrees and undertakes that throughout the Term it will ensure that it has in force supply chain management and logistics processes and systems which at a minimum match the standards outlined in the attached Appendix.

25. Product Liability Claim and Product Recall

Responsibility for any product liability claim and product recall shall be determined as between Supplier and Company in accordance with the terms of the Supplier's Standard Trade Terms.

26. Dedicated Team

Company shall at all times during the Term engage a dedicated distribution team whose sole and dedicated purpose and activity shall be to use best endeavours to distribute the Products and maximize sales of the Products ("**Dedicated Team**"). The Dedicated Team shall consist of the following suitably qualified and skilled personnel: (1) Product distribution and marketing heads and (2) adequate numbers of other sales, merchandisers, marketing, logistics, creative and administrative staff as may be required from time to time. Company shall also maintain dedicated showroom space within all its offices and at all tradeshows in which Company attends as an exhibitor.

27. FIFA Form Letter of Undertaking from Third Party Distributor

Company's Distribution Appointment hereunder constitutes approval for Company (but not any third party) to distribute the Products on the terms and conditions here.

Company will (a) itself sign a Letter of Undertaking from Third Party Distributor on the signing of this Agreement and (b) ensure that any GB prior approved third party distributor(s) sign a Letter of Undertaking from Third Party Distributor in accordance with the FIFA Standard Terms &

Conditions: Distribution Appointment as attached in the Distribution Appointment Appendix.

28. Parent Guarantee

Parent hereby guarantees Company's obligations in this Agreement in accordance with the parent company guarantee in the Appendix attached.

29. Compliance with laws and regulations

1. Provided the products are from approved countries and materials, agreed to by Company, Company shall be responsible for obtaining any necessary import licences or permits necessary for the entry of the Products into the Territory, or their delivery to Company, and Company shall be responsible for any and all customs duties, clearance charges, taxes, brokers' fees and other amounts payable in connection with the importation and delivery of the Products.

2. Company warrants to GB that, to the best of its knowledge, it has informed GB/Supplier of all laws and regulations affecting the manufacture, sale, packaging and labelling of Products which are in force within the Territory or any part of it (**Local Regulations**) at the date hereof.

3. Company shall give GB/Supplier as much advance notice as reasonably possible of any prospective changes in the Local Regulations. On receipt of notification from Company, GB/Supplier shall endeavour to ensure that the Products comply with any change in the Local Regulations by the date of implementation of that change or as soon as is reasonably possible thereafter.

30. No Agency

Company shall not represent itself as an agent of GB and/or the Supplier for any purpose, nor pledge their credit nor give any condition or warranty or make any representation or commit to any contracts on their behalf. Further, Company shall not without GB's prior written consent make any promises or guarantees with reference to the Products beyond those contained in the promotional material supplied by GB and/or the Supplier or otherwise incur any liability on their behalf.

31. Governing Law

This Agreement is governed by and shall be interpreted in accordance with the Laws of England.

The Company submits to the non-exclusive jurisdiction of the courts England.

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This Agreement is comprised of these Deal Terms (which includes the Schedules) and Distribution Appointment Appendix (which includes the FIFA Standard Terms & Conditions) and references to "this Agreement" and similar are to be interpreted accordingly.

In the event of any inconsistency between the provisions of the Deal Terms and the Distribution Appointment Appendix, the provisions of the Deal Terms prevail but only to resolve that inconsistency.

SIGNED
for and on behalf of **International Apparel Group, Inc** by:

Signature :

Name :**Janon Costley**
Position PRESIDENT

SIGNED
for and on behalf of **Total Apparel Group, Inc.**
by:

Signature :

Name : Janon Costley
Position : CEO

SIGNED
for and on behalf of **Global Brands (Football) Pte Ltd**
by:

Signature :

Name **:Mark Matheny**
Position **:CEO**

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This Agreement is comprised of these Deal Terms (which includes the Schedules) and Distribution Appointment Appendix (which includes the FIFA Standard Terms & Conditions) and references to "this Agreement" and similar are to be interpreted accordingly.

In the event of any inconsistency between the provisions of the Deal Terms and the Distribution Appointment Appendix, the provisions of the Deal Terms prevail but only to resolve that inconsistency.

SIGNED
for and on behalf of **International Apparel Group, Inc** by:
Signature :
Name : **Jason Costley**
Position : PRESIDENT

SIGNED
for and on behalf of **Total Apparel Group, Inc.**
by:
Signature
Name : Jason Costley
Position : CEO

SIGNED
for and on behalf of **Global Brands (Football) Pte Ltd**
by:
Signature :
Name **:Mark Matheny**
Position **:CEO**

J.C. 11/12/08

SCHEDULE 1

The Products Branded with FIFA Marks

Products	Supplier (Or such other supplier as designated by GB from time to time)
Bags	BAGSFIRST GLOBAL PTY LTD
Headwear	MAINLAND HEADWEAR HOLDING LIMITED
Footwear	TO BE NOTIFIED
Apparel	PROMINENT APPAREL LIMITED

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SCHEDULE 2A
Approved Channels – FIFA COMPETITION MARKS
2010 Men's WC & Other Event Marks, with & without Trophy

Channel	Channel Description	Exclusive Y/N
FIFA Branded Stores as approved by GB	FIFA Competition Mark branded retail stores (e.g., "2010 FIFA World Cup™ Store"), FIFA Official Store, or successors thereof, and other permanent, dedicated FIFA Competition, Branded or Historical Mark themed retail stores or corners where merchandise is offered for sale.	N
Athletic Apparel & Footwear Stores	Stores that offer for sale primarily athletic apparel and footwear. Examples of Athletic Apparel & Footwear Stores include, without limitation, Footlocker (USA, Europe).	Y
College/University Stores	Stores located on the campuses of colleges or universities	Y
Mall Clothing Specialty Stores	Stores that offer for sale primarily clothing and are located within a mall. Examples of Mall Clothing Specialty Stores include, without limitation, Millers Outpost (USA)	Y
Sporting Good Stores	Stores that offer for sale primarily sporting goods, equipment, athletic apparel, and other merchandise that reflects a sports theme. Examples of Sporting Good Stores include, without limitation, Big 5 (USA) and Sports Chalet	Y
Variety Stores (as approved by GBG)	Stores that offer products for sale in a few unrelated product categories, which products are generally classified in the trade as mid (but not best) quality products.	Y
Better Department Stores	Stores that (a) offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "best" quality products, and (b) offer a high level of customer service with a strong emphasis on store aesthetics. Examples of Better Department Stores include, without limitation, Bloomingdale's (USA), Macy's (USA), Nordstrom's (USA), May Department Stores (USA), Saks Fifth Avenue (USA), Neiman Marcus (USA) and Dillards (USA).	N
Mid-Tier Department Stores	Stores that offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "better" (but not "best") quality products. Examples of Mid-Tier Department Stores include, without limitation, JC Penney (USA), Sears (USA), Mervyn's (USA), Kohls (International), and Fred Meyer (USA).	N
Mass Retailers (including Hypermarkets)	Stores that (a) have broad multi-regional distribution, (b) offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as better/best quality products, (c) are usually self-service with more of an emphasis on price than aesthetics, and (d) generally do not require individual store servicing by suppliers. Suppliers to Discount/Mass Retailers typically advertise in trade publications. The Mass Retailers channel shall specifically exclude the in-store bakery departments of such stores which shall be included in the In-Store Bakeries channel defined above, and Food Service or Quick Service Restaurants and any other concessions within such stores.	N
National Mass Retailers (including Hypermarkets)	As above (but nationally)	N
Regional Mass Retailers (incl. Hypermarkets)	As above but regional only	N

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SCHEDULE 2B
Approved Channels – FIFA BRAND AND FIFA HISTORIC MARKS
2010 Men's WC & Other Event Marks, with & without Trophy

Channel	Channel Description	Exclusive Y/N
FIFA Branded Stores as approved by GB	FIFA Competition Mark branded retail stores (*e.g.*, "2010 FIFA World Cup™ Store"), FIFA Official Store, or successors thereof, and other permanent, dedicated FIFA Competition, Corporate or Historical Mark themed retail stores or corners where merchandise is offered for sale. .	N
Athletic Apparel & Footwear Stores	Stores that offer for sale primarily athletic apparel and footwear. Examples of Athletic Apparel & Footwear Stores include, without limitation, Footlocker (USA, Europe).	Y
College/University Stores	Stores located on the campuses of colleges or universities	Y
Mall Clothing Specialty Stores	Stores that offer for sale primarily clothing and are located within a mall. Examples of Mall Clothing Specialty Stores include, without limitation, Millers Outpost (USA)	Y
Sporting Good Stores	Stores that offer for sale primarily sporting goods, equipment, athletic apparel, and other merchandise that reflects a sports theme. Examples of Sporting Good Stores include, without limitation, Big 5 (USA) and Sports Chalet	Y
Variety Stores (as approved by GBG)	Stores that offer products for sale in a few unrelated product categories, which products are generally classified in the trade as mid (but not best) quality products.	Y
Better Department Stores	Stores that (a) offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "best" quality products, and (b) offer a high level of customer service with a strong emphasis on store aesthetics. Examples of Better Department Stores include, without limitation, Bloomingdale's (USA), Macy's (USA), Nordstrom's (USA), May Department Stores (USA), Saks Fifth Avenue (USA), Neiman Marcus (USA) and Dillards (USA).	N
Mid-Tier Department Stores	Stores that offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "better" (but not "best") quality products. Examples of Mid-Tier Department Stores include, without limitation, JC Penney (USA), Sears (USA), Mervyn's (USA), Kohls (International), and Fred Meyer (USA).	N
Mass Retailers (including Hypermarkets)	Stores that (a) have broad multi-regional distribution, (b) offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as better/best quality products, (c) are usually self-service with more of an emphasis on price than aesthetics, and (d) generally do not require individual store servicing by suppliers. Suppliers to Discount/Mass Retailers typically advertise in trade publications. The Mass Retailers channel shall specifically exclude the in-store bakery departments of such stores which shall be included in the In-Store Bakeries channel defined above, and Food Service or Quick Service Restaurants and any other concessions within such stores.	N
National Mass	As above (but nationally)	N

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Channel	Channel Description	Exclusive Y/N
Retailers (including Hypermarkets)		
Regional Mass Retailers (incl. Hypermarkets)	As above but regional only	N

Schedule 3

1. **Minimum Purchase Plan Commitment details**

Product	Year 2009	Year 2010	Year 2011
APPAREL	$3,500,000	$7,700,000	$6,600,000
BAGS	$200,000	$1,100,000	$400,000
HEADWEAR	$200,000	$1,100,000	$825,000

2. **Sales Forecast and Purchasing Plan**

Product / Year	Apparel Collections	Bags	Headwear
2009	$7,012,500.00	$ 412,500.00	$412,500.00
2010	$15,400,000.00	$2,200.000.00	$2,200,000.00
2011	$13,200,000.00	$825,000.00	$1,650,000.00

*The reference to the value of minimum purchase commitment and/or sales forecast and purchasing plan in this Schedule means the value (in $USD) of such Products at the suppliers trade price.

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FIFA Standard Documents

- FIFA Standard Terms & Conditions: Distribution Appointment, being the standard legal terms and conditions required by FIFA
- Infringement Notification Form: standard FIFA form for notification of infringing use of the FIFA Marks
- Letter of Undertaking from Third Party Distributor: required to be signed by all distributors and provided to FIFA.

Codes of Conduct

- Code of Conduct of the World Federation of the Sporting Goods Industry: required standard of quality and fair trade;
- Declaration of Fundamental Principles and Rights at Work Adopted by the International Labour Organisation (ILO): required standards in relation to rights at work;

Parent Company Guarantee

Supply Chain Management & Logistics Processes and Systems – for Distribution Appointment

Form of Standby Letter of Credit

J.C. 11/12/08

1 DEFINITIONS AND INTERPRETATION

1.1 In this Agreement,, the following expressions have the following meanings unless the context otherwise dictates:

"**Advertising and Marketing Fund**" means the fund established and operated by GB for the purposes of financing the advertising and promotion of the FIFA Marks and the related licensing programme.

"**Advertising Materials**" means all advertising, promotion or display materials, including press releases, leaflets, brochures and any other printed materials and point of sales materials intended for use in connection with the Products, whether created by or on behalf of Company or by or on behalf of a third party distributor approved by GB.

"**Annual Business Plan**" has the meaning set out in the Deal Terms;

"**Approved Channels**" means those approved channels described in the Deal Terms.

"**Business Plan**" means the Company's business plan prepared in accordance with the Deal Terms.

"**Commercial Affiliates**" means any FIFA Partner, FIFA World Cup Sponsor, National Supporter or such other party as designated by FIFA in writing from time to time.

"**Deal Terms**" means the document headed Deal Terms to which these FIFA Standard Terms & Conditions are appended, setting out the key commercial terms agreed between the parties.

"**Fee**" has the meaning set out in the Deal Terms.

"**FIFA**" means Fédération Internationale de Football Association, the governing body of world football.

"**FIFA Brand Marks**" means FIFA Marks which are not FIFA Competition Marks or FIFA Historical Marks notified by GB from time to time (excluding any FIFA technical quality certification & FIFA corporate marks)

"**FIFA Competition(s)**" means the international football tournaments which are organised under the auspices of FIFA, including all matches, replays and deferred matches of such tournaments.

"**FIFA Competition Marks**" means FIFA Marks used for current and/or future FIFA Competitions (as distinct from FIFA Historical Marks).

"**FIFA Historical Marks**" means FIFA Marks used for past FIFA Competitions (as distinct from FIFA Competition Marks).

"**FIFA Marks**" means individually or collectively those Trademarks or categories of Trademarks owned or controlled by FIFA, by license or otherwise.

"**FIFA Partner**" means any entity to whom FIFA grants the most comprehensive package of global advertising, promotional and marketing rights in relation to FIFA, FIFA's activities and all FIFA Competitions during the Term.

"**FIFA World Cup Sponsor**" means any entity to whom FIFA grants its second most comprehensive package of global advertising, promotional and marketing rights, in relation to the FIFA World Cups and FIFA Confederations Cups scheduled to take place during the Term.

"**Graphic Guidelines**" means FIFA on-line graphic guidelines (as may be amended from time to time) for the use of the FIFA Marks. Company's access to the online graphic guidelines shall be facilitated by GB brand assurance, in accordance with the terms of this Agreement.

"**National Supporter**" means any entity to whom FIFA grants the third tier of sponsorship rights in relation to any single FIFA Competition. The rights granted to a National Supporter are only exercisable within the host territory of the relevant FIFA Competition.

"**Sell-Off Date**" has the meaning given to it in the Deal Terms.

"**Term**" means the term set out in the Deal Terms.
"**Territory**" means the territory set out in the Deal Terms.

"**Trade Marketing Date**" means the date (if any) on which the Company will commence its marketing and promotional activities in respect of the Products and as described in the Deal Terms.

1.2 Reference to any statutory provision or regulation includes a reference to that statutory provision or regulation as from time to time amended, extended or re-enacted.

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2 RIGHTS

2.1 Insofar as permitted by applicable laws Company shall at all times ensure that its Products are not sold or supplied outside of the Territory.

2.2 The Company shall not solicit orders for Products from purchasers in countries outside the Territory. Notwithstanding Paragraph 2, where the Territory includes one or more countries which comprise the European Economic Area ("EEA"), nothing in this Agreement will be construed as preventing Company from supplying Products in response to unsolicited orders from purchasers in EEA countries outside the Territory or in countries outside the Territory which have entered into Europe or Free Trade Agreements with the European Community ("Free Trade Countries"), or as preventing FIFA and/or GB from permitting other parties in similar circumstances from supplying its own licensed products in response to such unsolicited orders from purchasers in EEA countries or Free Trade Countries which are within the Territory.

2.3 Company acknowledges that GB and/or FIFA have granted the right to third parties to distribute Products branded with the FIFA Marks in territories outside of the Territory and that Products may be exported into the Territory in breach of contractual restrictions on such third parties which forbid such exports. Notwithstanding anything to the contrary herein, Company agrees that in these circumstances GB shall not be deemed to be in breach of this Agreement.

Approved Channels

2.4 Company shall only sell or distribute, and permit to be sold or distributed, Products through regular retail channels for Products within the Territory, except deep discount stores and supermarkets, or such other distribution channels as are approved in writing by GB in its absolute discretion. Company agrees that FIFA's reasonable determination of what constitutes a 'regular retail channel' for Products within the Territory shall be final. Without prejudice to the foregoing, Company acknowledges and agrees that it is not the intention of the parties that Products are sold or distributed via any single-branded retail outlet where such brand is competitive to any of the Commercial Affiliates, and that accordingly it shall, on request, enter into good faith discussions with GB regarding the distribution strategy for Products.

2.5 Company acknowledges and agrees that nothing in this Agreement grants it the right to enter into any FIFA Competition official site or related FIFA site for the purposes of selling and/or distributing Products.

Compliance with Laws and Codes of Conduct

2.6 Company acknowledges that the exercise of the rights granted pursuant to this Agreement is subject to all applicable laws, regulations, decisions/rulings and decrees in the territories within which such rights are to be exercised, and Company agrees to fully comply with, and exercise such rights in accordance with, any and all such laws, regulations, decisions/rulings and decrees including, where applicable, obtaining any necessary licences or approvals requested by any relevant authorities. Neither the grant of rights by GB pursuant to the Deal Terms, nor any approval given by GB in connection with the exercise of the rights granted under this Agreement, is to be construed as any sort of representation or warranty to the effect that the Products, associated packaging, promotional or Advertising Materials conform to, or comply with, or that the exercise of such rights is in accordance with, such laws, regulations, decisions/rulings and decrees, it being the sole responsibility of Company to satisfy itself that that is the case.

2.7 Without limiting Paragraph 2.6, Company will at all times:

2.7.1 conduct all aspects of its business in a fair and reasonable manner and in compliance with the WFGSI Code of Conduct – Guiding Principles of the World Federation of the Sporting Goods Industry then in circulation and the highest standards of business ethics then prevailing in the industry, in particular those relating to child or prison labour;

2.7.2 comply with the declaration on fundamental principles and rights at work adopted by the International Labour Organisation on 18th June 1998.

Such documents are attached to this Agreement. Company acknowledges that GB, or its designee, is entitled to inspect Company's premises upon reasonable notice to ensure that Company is complying with its obligations as set out in this Paragraph.

No Association

2.8 Company acknowledges and agrees that the appointment hereunder does not grant any marketing and/or association rights with FIFA and is only the right to apply the FIFA Marks to Products for the purposes of distribution and advertising of such Products as described in the Deal Terms. Company shall not associate itself with FIFA, nor any specific FIFA Competition nor any local organising committee of any FIFA Competition. Company shall not refer to itself as an "Official Licensee", or use any other names, logos, emblems, symbols, designs, designations, identifications or marks in any way connected with, or which could reasonably be interpreted as being connected with FIFA or any FIFA Competition.

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2.9 Company shall not use any tickets for any FIFA Competition matches for any promotional purposes.

Reservations

2.10 All rights and opportunities not expressly granted to Company under this Agreement are reserved by GB as between the parties.

2.11 Company shall not, and shall not permit or authorise any third party to, give away any Products for free or sell any Products at materially subsidised prices for any purposes whatsoever, without GB's prior written consent which may be withheld at GB's absolute discretion.

3 ACCOUNTING

3.1 Company will keep separate and detailed books of account and records of all sales, billings, orders and payments in respect of Products sold or otherwise distributed. Such books and records will be kept for a minimum of two years following the expiration or earlier termination of this Agreement. GB and/or its nominee shall be entitled to inspect such books and records on reasonable notice at any time. Any such audits shall be at GB's expense, except that if an audit establishes a deficiency of more than 3% between the amount found to be due to GB and the amount actually paid and reported, the cost of the audit shall be paid by Company together with the amount of the deficiency plus interest in accordance with the Deal Terms.

4 MARKS AND USE OF THE LICENCE

4.1 Company acknowledges that FIFA is the owner of the FIFA Marks and that GB, as FIFA's exclusive licensing representative and master licensee, has exclusive world-wide right to procure and grant licences of the FIFA Marks, and that all rights and goodwill in and in relation to the FIFA Marks will remain vested in FIFA both during and after the Term. Company will not grant, or purport to grant, any right or licence to use the FIFA Marks to any third party other than as expressly permitted in this Agreement. Any and all goodwill arising from the use by Company of the FIFA Marks will inure to the benefit of FIFA.

4.2 Company acknowledges that it does not, by virtue of this Agreement, obtain, or become entitled to claim, any right, title or interest in or to the FIFA Marks except as specifically granted under this Agreement.

4.3 Any use of the FIFA Marks by Company shall include the appropriate copyright notices and/or trade mark legend(s), as specified in the Graphic Guidelines or as otherwise instructed by GB in writing. Company may not obtain copies of the FIFA Marks from any source other than GB.

4.4 Except as expressly outlined in this Agreement, Company shall not adopt, develop, create, or begin to use:

(i) any registered or unregistered trademarks owned or used by FIFA, including the official name(s) of FIFA or any FIFA Competition (in any language); or

(ii) any term which is confusingly similar to, is a colourable imitation of, or is a derivation of, or which unfairly competes with, such trademarks.

In particular, Company undertakes to refrain from the development, use or registration of, any name, logo, trademark, indicia, brand name, symbol, service mark or other mark (whether registered or unregistered) or designation which may reasonably be inferred as identifying with FIFA, any FIFA Competition, including the words "World Cup", "Mundial", "FIFA", "Coupe du Monde", "Copa do Mundo", "Copa del Mundo", "WM" or "Weltmeisterschaft" (or any other term used in any language to identify the FIFA World Cup or any other FIFA Competition) or any dates in connection with the name of the host country, venue or host city of any FIFA Competition, or any similar indicia or derivation of such terms or dates in any language.

4.5 Company hereby undertakes not to oppose any of the trademark or copyright applications filed by FIFA or its affiliates, nominees or licensees in respect of the FIFA Marks. Company will not in any way challenge, or apply for any copyright, trade mark, or patent protection, or domain name registration which would adversely affect, the relevant owner's proprietary interests in the FIFA Marks, or assist any other person to do so.

4.6 Except as expressly permitted in Paragraph 5 below, Company shall not have any trade name, logo or any other mark denoting or identifying any third party or any third party's product or service affixed to or as a part of any Product, Product packaging or Advertising Materials (except as and only to the extent required by applicable law).

Approvals

4.7 The manner in which Company uses any FIFA Marks is subject to GB's prior written approval, such approval not to be unreasonably withheld, and Company agrees not to make any use whatsoever of any FIFA Marks without first obtaining such approval. Company shall ensure that any Product packaging and Advertising Materials developed by Company complies with the Graphic Guidelines and are of a standard, quality, appearance and style commensurate with the good name, goodwill, reputation and image of FIFA and the FIFA Competitions.

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4.8 Company acknowledges that the only marks in respect of which rights are granted to the Company pursuant to this Agreement are the FIFA Marks.

4.9 Pursuant to Paragraph 4.7 above, Company will submit to GB for inspection, review and approval representative samples of all proposed Product packaging and Advertising Materials, at each material stage of the development process.

4.10 Company shall furnish all such items to GB free of charge (including shipping and customs duties and clearance).

4.11 GB shall use reasonable efforts to notify its approval or disapproval in writing within 15 business days of receipt of the relevant items. If GB has not notified Company within such 15 day period, the item will be deemed disapproved. After the samples have been approved by GB, Company shall not make any changes to the item without GB's further written approval.

4.12 Any disapproved items shall be destroyed or shall have all FIFA Marks removed.

4.13 GB reserves the right, in its absolute discretion, to withhold its approval or to withdraw any approval granted by it, if in GB's reasonable opinion an item is being used by Company in a manner contrary to public morals or which is deceptive or misleading or which compromises or reflects unfavourably upon the good name, goodwill, reputation or image of FIFA or any FIFA Competition or if the item is too similar in design, decoration, or any other manner, to a product of a Commercial Affiliate or any other third party.

4.14 The obligations placed on Company under the terms of this Agreement are ongoing obligations and shall continue throughout the Term and shall survive termination.

4.15 Company acknowledges that the FIFA Marks are of a special and unique character which makes assessment of the monetary damage which could be suffered in connection with the unauthorised use of the FIFA Marks difficult. Company further acknowledges that irreparable injury could be caused by, and that there may be no adequate remedy at law for, the unauthorised use of the FIFA Marks and that, in addition to, or in substitution for, any other relief which may be available to GB, injunctive and/or other equitable relief could be appropriate in the event of a breach of this Agreement by Company, without the necessity of proving damages or posting a bond.

4.16 All advertising and promotional activities in relation to the Products shall be subject to GB's prior written approval which may be withheld at GB's absolute discretion.

5 THIRD PARTIES, OTHER PRODUCTS AND OTHER MARKS

5.1 Except as expressly permitted in this Agreement, Company will not use any name, symbol, logo, design, identification, picture, likeness, trademark or other mark denoting or identifying itself or any third party, or any of its products or services or any third party's product or service, in connection with the FIFA Marks, whether on Products, Product packaging, any Advertising Material or otherwise. Company will not otherwise use any other mark in connection with the FIFA Marks except as expressly permitted or required by this Agreement.

5.2 If, notwithstanding the express provisions of this Agreement, GB approves Company's use of the FIFA Marks in connection with any third party's logo, symbol, design, identification, name, likeness, trademark, artwork or other mark, Company will bear full responsibility for ensuring that its use of the third party's mark is authorised by such third party and it may not make any such use until it provides GB with written proof that it has obtained such authorisation. Any approval given by GB will relate solely to the FIFA Marks and Company's use of them on the Product, Product packaging and/or Advertising Materials and will not be construed as an authorisation or approval of the Product, packaging or Advertising Material itself, of the use of such third party's mark or of any design elements incorporated into the Product, packaging or Advertising Material.

Images and Data Relating to Individuals

5.3 Company acknowledges that this Agreement does not grant the Company any rights or licence with respect to the use of any photos, likeness and/or name of, or any other such information in relation to, any individual players or members of any national federation or team participating in any FIFA Competition and Company shall not use any such pictures, likenesses, names and/or information in connection with any Product unless Company shall have first obtained the prior written consent of the individual or the entity in whom the power vests to grant the right of use. In any such event, the individual depicted on or in connection with any Product, Product packaging or Advertising Materials must not display or be associated with advertising for any third party or third party's product or service, without GB's prior written approval.

No Infringement of Third Party Rights

J.C. 11/12/08

5.4 Company shall not infringe the intellectual property rights of any third party when performing its obligations or exercising its rights granted pursuant to this Agreement. Company hereby indemnifies GB, FIFA and their respective affiliates and officers against all liabilities, damages, costs, expenses, penalties and fines vis-à-vis third parties arising out of any breach by Company of this Paragraph 5.4, including reasonable legal fees and costs and other expenses associated with, or incurred as part of, any such loss, claim or action. GB's approval of the use of the FIFA Marks will not affect such right of indemnification in respect of such use.

5.5 Company shall not engage in any activity which might reasonably be regarded as an attempt to gain an unauthorised association with any continental confederation affiliated to FIFA, any FIFA member association, national team, or any football competition organised by, or under the auspices of, any such continental confederation or FIFA member association, whether through the unauthorised use of any such entity's intellectual property rights, unauthorised ticket promotions, or the use (in any language) of the word "team" or team nicknames or otherwise.

Arrangements with Other Federations

5.6 Company shall notify GB if it has taken a licence from, or entered into any other arrangement in any way connected with any FIFA Competition, any local organising committee of any FIFA Competition, any national federation or any national team or if it takes such a licence or enters in any such other arrangement during the Term.

6 LABELLING AND IDENTIFICATION

6.1 Company shall use the product authentication hang tags, stickers or other devices associated with FIFA's hologram "Official Licensed Product" identification system, or other shipment tracking, identification and anti-counterfeiting system(s) that FIFA may establish from time to time, on and in connection with Products.

6.2 Company shall at all times conduct all aspects of its Product business in compliance with all identification, anti-counterfeiting systems and labelling requirements legally required and that GB and/or FIFA may establish from time to time. Company will ensure that all retailers and authorised distributors purchasing Products comply with such systems and requirements.

7 INFRINGEMENT NOTIFICATION

7.1 Company will give GB prompt written notice of any unauthorised use by third parties of the FIFA Marks of which Company becomes aware using the infringement notification form attached to this Agreement. Company shall ensure that the information given in the form is accurate.

7.2 Company acknowledges that FIFA retains the sole right, but not the obligation, to take action in respect of any unauthorised use, infringement or imitation of, or challenge to, the FIFA Marks or other violation or attempted violation of the rights attaching to the FIFA Marks. Company shall not bring or cause to be brought any criminal prosecution, civil lawsuit or administrative action in respect of any of the above without FIFA's prior written approval which may be granted or withheld in FIFA's absolute discretion. Company further acknowledges that, notwithstanding the rights granted to Company under this Agreement, nothing in this Agreement shall oblige GB or FIFA to take any action in respect of any unauthorised use of the FIFA Marks by any party.

7.3 Company shall co-operate with, and, if FIFA considers it appropriate and Company consents, be named by FIFA as a co-plaintiff in, any action against an infringer of the FIFA Marks, provided that FIFA bears the reasonable expense thereof. Any settlement, penalties, damages or other benefit or recovery arising from or in connection with such action shall be the sole property of FIFA.

8 THIRD PARTY DISTRIBUTOR

8.1 If Company desires to have Products distributed by a third party, Company will provide all relevant details concerning such proposed third party distributor to GB and obtain GB's written permission prior to providing such distributor with Products or otherwise engaging such distributor. GB may grant or withhold its permission in its absolute discretion but, as a minimum, will require the distributor to sign a Letter of Undertaking in the form attached to this Agreement. Any subsequent additional or different distributor will require GB's additional permission in the manner set out herein.

Company will ensure that any such third party distributor is made aware of and complies with all relevant terms of this Agreement and the Letter of Undertaking and that such third party distributor does not distribute the Product other than via the Approved Channels and will itself remain fully liable under this Agreement. Without limiting the foregoing, in the event that a third party distributor uses the FIFA Marks for any unauthorised purpose, Company will immediately, upon it becoming aware of such activity, take all necessary steps to arrest such use.

DC 11/12/08

If GB becomes aware of any third party distributor acting in breach of any of the terms of this Agreement or the applicable Letter of Undertaking, GB shall notify Company and shall consult with Company regarding the appropriate action to take. Notwithstanding the foregoing, GB reserves the right to, at any time, withdraw its permission in respect of a third party distributor at its absolute discretion and will not be liable in any way to Company, such third party distributor or any other third party for any loss, cost or expense in any way connected with such withdrawal of permission.

8.2 Company shall require all third party distributors to submit to it for approval by GB any Advertising Materials created by or on behalf of such distributor.

8.3 Affiliates of Company shall be deemed to be third parties for the purposes of this Paragraph.

8.4 If applicable laws require the third party distributor to be identified on the Product and/or its packaging, Company may include the corporate name of the third party distributor (as applicable) in a standard font colour, style and size for informational purposes only and only to the extent required by such laws. Company shall notify GB of any such legal requirement and shall submit samples of Products and/or packaging bearing such third party distributor names prior to the sale or distribution of such Products.

8.5 For the avoidance of doubt, if no Letter of Undertaking is supplied in respect of any third party distributor, then Company cannot use such third party in respect of the distribution of Products, Product packaging or Advertising Materials and any use by such third party of any of the FIFA Marks shall be treated by GB as, and will be deemed for the purposes of this Agreement as, infringing use of the relevant FIFA Marks. GB consequently reserves the right to pursue all remedies available to it to cease such infringing use.

9 TERMINATION

9.1 GB may terminate this Agreement immediately by written notice in the event that

(a) any amount payable to GB is 10 working days overdue and such default continues for a further 5 working days after Company is notified of such default; or

(b) if Company fails to comply with any of its material obligations under this Agreements on two occasions in any rolling 12 month period during the Term.

Material Breach and Liquidation

9.2 Either party may terminate this Agreement by written notice:

(a) if the other party fails to comply with any of its material obligations under this Agreement and does not remedy such failure within 30 days of being called upon to do so by written notice; or

(b) if the other party becomes bankrupt or insolvent, enters into liquidation (other than a voluntary liquidation for the purpose of reconstruction, amalgamation or similar reorganisation), enters into any arrangement or composition with its creditors or any of them or has a receiver appointed.

Effects of Termination or Expiry of this Agreement

9.3 After the expiry of the Sell-off Period or the earlier termination of this Agreement, Company shall have no further right to advertise, distribute or sell Products or otherwise use the FIFA Marks and any indebtedness of Company to GB, shall immediately become due and payable by Company.

9.4 Upon the expiry of the Sell-off Period or earlier termination of this Agreement, all inventory of Products on hand or in process (including all materials for the reproduction process, for promotion and for packaging) shall be destroyed or, at GB's request, shipped to GB at Company's expense. Such destruction must take place within 5 business days of the expiration or termination (whichever is the case) and must be attested to in a certificate signed by one of Company's officers delivered to FIFA within 5 business days of such destruction. All artwork and other materials supplied to Company by GB under this Agreement shall be returned to GB at Company's expense immediately upon such expiration or termination.

Sell-off Period

9.5 From the end of the Term and until the Sell-Off Date (**"Sell-Off Period"**), unless this Agreement has already been terminated in accordance with its terms, Company may dispose of Products from inventory on hand but only in the normal course of business and (to the extent permitted by law) at its customary trade prices unless otherwise approved in writing by GB provided that:

(a) all consideration and other monies due under this Agreement at such time have been duly paid;

J.C. 11/12/08

(b) Company has complied, and continues to comply, with this Agreement in all other material respects, including Company's obligation to pay the amounts due on, and to account to GB for, sales of Products in the Sell-Off Period (such accounting to be provided to FIFA within 15 days after the conclusion of the Sell-Off Period). For the avoidance of doubt, the non-compliance of Products with this Agreement, shall be considered a material failure to comply with this Agreement, entitling GB to the full range of remedies to which it would be entitled under the applicable laws;

(c) if the rights hereunder are exclusive, Company acknowledges that such exclusivity does not apply during the Sell-Off Period;

(d) if the inventory of Products on hand as at the end of the Term exceeds 10% of the total volume of Products sold during the Term, Company may not sell the excess over this 10% during the Sell-Off Period without GB's prior written approval; and

(e) Company has given GB the prior opportunity to purchase such Products at Company's cost of purchase, GB being entitled to decide in its sole discretion whether to purchase such Products at all and, if so, whether to purchase some or all of such Products.

9.6 Company shall provide GB with a statement of its inventory of Products on hand and in process 60 days prior to, and as at the end of the Term. At any time during the Sell-Off Period, GB shall have the right to inspect Company's premises to audit Company's inventory.

9.7 Termination will be without prejudice to any existing rights and/or claims that either party may have against the other and will not relieve such other party of obligations accrued prior to such termination.

9.8 Upon the expiry of the Term or earlier termination of this Agreement, all rights and opportunities granted to Company under this Agreement will revert to GB and GB may grant such rights to others. Company will not, after such time, use or refer, directly or indirectly, to the FIFA Marks, any FIFA Competition or GB with respect to the manufacture, marketing, advertising or promotion of Products or any other products or services.

10 MISCELLANEOUS

Indemnity

10.1 Company indemnifies GB, FIFA and their affiliates and officers against all liabilities, damages, costs, expenses, penalties and fines vis-à-vis third parties in any way connected to, or incidental to the performance or non-performance by Company of, this Agreement, to the Products or to the exercise of the rights granted to, or the discharge of the obligations undertaken by, Company under this Agreement, including consequential damages or loss, warranty claims, product liability claims, claims for infringement of intellectual property rights, damages arising out of an action for misleading or deceptive conduct or strict liability in tort and legal fees and costs and other expenses associated with, or incurred as part of, any such loss, claim or action. GB's approval of the use of the FIFA Marks will not affect such right of indemnification in respect of such use.

10.2 Company will pay, and indemnifies GB, FIFA and their affiliates and officers against, all taxes, customs, duties, levies, imposts and any other charges in connection with the exercise of the rights granted under, or the discharge of the obligations imposed by, this Agreement, including taxes levied in respect of delivery, sale, possession or use of the Products.

Assignment and Sub-licensing

10.3 Company may not assign, sub-license or otherwise transfer any of its rights or obligations under this Agreement.

GB may assign or otherwise transfer any of its rights under this Agreement. GB may assign or otherwise transfer this Agreement, or any of its obligations under this Agreement, to an affiliate or appoint an affiliate as its agent to assist in the performance of any such obligations.

Confidentiality

10.4 The parties acknowledge that the contents, in particular the financial details, of, and any information disclosed in connection with, this Agreement are confidential and agree to do all things necessary to preserve their confidentiality, except to the extent that:

10.5 Disclosure is required by relevant laws or court orders;

10.5.1 GB may disclose this Agreement to FIFA;

10.5.2 disclosure is, in the reasonable opinion of the party wishing to disclose, or its professional advisers, necessary or desirable in connection with any court or tribunal action involving the disclosing party;

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10.5.3 disclosure is required to appoint any third party distributor for Products in accordance with the terms of this Agreement;

10.5.4 disclosure is, in the reasonable opinion of Company, GB or their respective professional advisers, necessary or desirable in connection with access to the capital markets;

10.5.5 the contents are, or the information is, in the public domain (other than by reason of a breach of this Paragraph);

10.5.6 disclosure is necessary within GB or Company group as part of such group's ordinary reporting or review procedure; or

10.5.7 disclosure is made to Company's or GB's professional advisers or auditors who have a legitimate need to know such contents or information and who agree to be bound by the provisions of this Paragraph.

The obligations of the parties in this respect are to survive the expiration or earlier termination of this Agreement. The contents of any press announcement in connection with this Agreement will be agreed by GB and Company before release.

Entire Agreement and Amendment

10.6 This Agreement contains the entire understanding between the parties as to its subject matter and supersedes all prior oral and written representations, understandings, arrangements and agreements relating to such subject matter. To be valid and binding any amendment to this Agreement must be in writing and signed by both parties.

Waiver

10.7 Any waiver by either party of a right arising out of any breach of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. Any waiver must be in writing. Failure by either party to insist upon strict adherence to any provision of this Agreement on one or more occasions will not be considered a waiver of, or deprive such party of the right to subsequently insist upon strict adherence to, that provision or any other provision of this Agreement.

Notices

10.8 Any notice to be given pursuant to this Agreement will be in writing and may be delivered in person or sent by pre-paid registered post or facsimile to the address set out at the start of this Agreement or to such other address as the relevant party may designate in writing from time to time. Any notice sent by pre-paid registered post will be deemed to have been served 4 days after it was posted, and any notice sent by facsimile will be deemed to have been served 24 hours after it was despatched. In proving service, it will be sufficient to prove that the letter or facsimile in question was properly addressed and put in the post or despatched (as the case may be).

Severability

10.9 In the event of any one or more provisions of this Agreement being held, for any reason, to be unenforceable in any respect under the laws of any country, state or organisation: i) such unenforceability will not affect any other provision of this Agreement; ii) this Agreement is to be construed as if such unenforceable provision had not been contained in this Agreement; and iii) the parties will negotiate in good faith to replace any unenforceable provision by such enforceable provision as has effect nearest to that of the provision being replaced.

Binding Upon Execution

10.10 This Agreement shall bind neither party until fully executed by both parties.

Governing Law and Jurisdiction

10.11 Unless stated otherwise in the Deal Terms, this Agreement is governed by the laws of Singapore and both parties submit to the non-exclusive jurisdictions of the Singapore in relation to any dispute arising out of or in connection with this Agreement.

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FIFA For the Good of the Game	Rights Protection Programme Rights Infringement/Ambush Marketing Report	2006 - 2010

A DETAILS OF THIS REPORT Date of Report:

Please provide the following information regarding your details so that we may keep you informed of developments:

Company (reporting the infringement):

Name:

Title:

E-mail:

Tel No.:

Fax No.:

B DETAILS OF THE AMBUSH / INFRINGEMENT

1. **Territory** - Location of infringement or ambush: ☐ South Africa ☐ Other country (please specify):

2. **Description** - General nature of infringement or ambush:

(Tick as many boxes as necessary)

☐ TV
☐ Radio
☐ Internet/WAP/Mobile Phone
☐ Printed Material
☐ Billboards/Outdoor signage
☐ In-store signage/POS material
☐ Outdoor promotional activity
☐ Products:

Please describe in detail:

3. **Marks** - Which of the following marks are being used? Please indicate the ones that apply:

☐ 2010FWC Official Emblem	☐ 2010FWC Official Mascot **[not yet released]**	☐ FIFA World Cup Trophy 	☐ FIFA World Cup Standard	☐ FIFA Logo
☐ FWWC2007 Official Emblem	☐ FWWC2007 Mascot 	☐ FWWC Trophy 	☐ Any other FIFA Competition logo or FIFA project logo (please describe):	

	Word Marks: ☐ "FIFA" ☐ "FIFA World Cup" ☐ "World Cup South Africa" ☐ "World Cup 2010" ☐ "South Africa 2010"	☐ Other (please describe): ☐ NONE – No marks were used
4.	**Tickets** - Are match tickets to the respective FIFA tournament/s involved? ☐ Yes ☐ No If yes, please specify which FIFA tournament: and tick appropriate box: ☐ Ticket resale ☐ Ticket promotion/competition/sweepstake ☐ Other (please explain):	
5.	**Contact Details** - Full name and address of the Infringer/Ambusher: Contact Name and Job Title (if known): Company Name (both popular trading name and registered name, if known) : Address: Country: Tel No.: Fax No.: Email:	
6.	**Source** - Describe how you first learned about the infringement (from a magazine, Internet site, promotional brochure etc.):	
7.	**Date** - Date of infringement/ambush. Please indicate the earliest date beside whichever option is relevant: - date infringement/ambush began (if known): - date you first learned of infringement/ambush:	
8.	**Correspondence** - Has anyone had any correspondence/contact with the infringer/ambusher? ☐ No ☐ Yes: Please give full details and attach copies of correspondence:	
9.	**Evidence** - Attach a copy or photograph of any advertisement/promotional material/product samples etc. and provide translations in English (where applicable). In the case of inexpensive products, please purchase a sample and attach the receipt/invoice together with the sample or photograph of the sample (as appropriate). Where possible, please scan all physical items (as appropriate) and send with this report by e-mail followed by hard copy.	
	NB: It may not be possible to action this report unless all questions are answered in full and all the relevant supporting documentation is attached **Please send the completed report form together with all attachments by e-mail or fax to:**	

11/12/08

Letter of Undertaking from Third Party Distributor

12 November 2008

Fédération Internationale de Football Association (FIFA)
FIFA-Strasse 20
P.O. Box
8044 Zurich
Switzerland

Attention: Head of Licensing

Dear Sir

FIFA Marks

We, International Apparel Group, Inc. ("Distributor"), as distributor to Global Brands (Football) Pte Ltd ("GB"), acknowledge that we are aware that GB has entered into a Licence Agreement with FIFA ("FIFA") dated 9 February 2005 (the "FIFA/GB Agreement").

GB has engaged us to distribute the Products bearing the FIFA Marks as listed in the attachment to this letter.

The Products will be distributed to the United States of America and all of its territories, Puerto Rico, the Caribbean and US Army bases all across the world.

We acknowledge that all rights in relation to the FIFA Marks belong to FIFA. In addition, in order to enable GB to comply with its obligations under the FIFA/GB Agreement and to protect FIFA's rights, we undertake as follows:

1. not to display, offer, sell or otherwise distribute the Products in connection with any other products or services other than the products or services of third parties in respect of which such third parties have been granted the right to use the FIFA Marks ("Other Products");

2. not to grant, or purport to grant, any right or licence to use the FIFA Marks to any third party;

3. not to distribute Products after, and to immediate destroy all Products remaining in stock at, the earlier of the expiration or termination of our agreement with GB or the termination of the FIFA/GB Agreement, and in any case not later than 30 March 2011;

4. to at all times conduct all aspects of our business relating to the distribution of the Products in a fair and reasonable manner and in compliance with the highest standards of business ethics prevailing in the industry. We further undertake to comply with the declaration on fundamental principles and rights at work adopted by the International Labour Organisation on 18th June 1998 and represent that GB has provided us with, and we have read, a copy of such declaration;

5. not to include on or in or attach to the Products, or distribute the Products in connection with, any apparent name, symbol, logo, design or other mark of Distributor, GB or any other third party;

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6. to allow, FIFA, GB or their respective designees to enter into the premises where the Products are being stored and/or distributed and where Distributor's relevant records are kept upon reasonable notice to inspect the Products and working conditions and audit and take copies of such records;

7. not to make any oral or written statement or do any thing, including displaying any Products, that could reasonably be interpreted as suggesting any sort of association by ourselves or a third party or product/service with GB, FIFA or any FIFA Competition without FIFA's prior written approval;

8. to immediately cease offering or selling Products and otherwise using the FIFA Marks upon notification from GB or FIFA that our engagement to distribute the Products has been terminated. In this regard, we specifically acknowledge that FIFA may, under the terms of the FIFA/GB Agreement, require GB to exercise any rights of termination of such engagement at its sole discretion and that GB may not override or otherwise contradict such request. We further acknowledge and agree that FIFA shall not be liable to us in respect of any loss suffered by us in connection with such termination of our engagement;

9. not to display, or use in print advertising, point-of-sale advertising, business signs, business cards, stationery or any other format, any of the FIFA Marks as the name, or part of the name, of our business or any division thereof or imply in any other manner that we have any association or official status with FIFA or any FIFA Competition. We further undertake not to sell or otherwise distribute Products or Other Products to a third party whom we have reason to believe could use such Products or Other Products in any of the above-mentioned ways;

10. to immediately notify FIFA if any third party approaches us regarding the manufacture and/or distribution of any item bearing any of the FIFA Marks, including, but not limited to, Products;

11. not to solicit, sell or distribute Products to any person or entity outside of the Territory specified in the Agreement, or to solicit, sell or distribute Products to any person or entity which we know or reasonably should know will re-sell or distribute Products outside of the specified Territory; EXCEPT that where the Territory includes a country(ies) comprising part of the European Economic Area ("EEA") or which has/have entered into Europe or Free Trade Agreements with the European Community ("Free Trade Country(ies)"), we will not be prevented from supplying unsolicited orders for Products to purchasers resident in EEA countries or Free Trade Countries which are outside the Territory;

12. to comply in all respects with the FIFA/GB Agreement in respect of the distribution of the Products and the use of the FIFA Marks; and

13. Without prejudice to the generality of paragraph 12 above, not to use any of the FIFA Marks on any Internet website or WAP site except insofar as images of the Products are shown and the FIFA Marks can be seen on the Products or their packaging. Such images of the Products may only be shown in direct connection with the display and sale of Products and not on the homepage of such Internet or WAP sites.

Yours sincerely

International Apparel Group, Inc.

Cc Global Brands (Football) Pte Ltd

JC 11/12/08

WORLD FEDERATION OF THE SPORTING GOODS INDUSTRY

Le Hameau, P.O. Box 480, CH-1936 Verbier/Switzerland – Tel (41)-26-35-35-70 Fax (41)-26-35-35-79

WFSGI CODE OF CONDUCT – GUIDING PRINCIPLES

INTRODUCTION

The World Federation of the Sporting Goods Industry (WFSGI) was formed in 1978 to promote the world's sporting activities, to standardise the size of equipment and the rules of sport, to improve the standards of quality for sporting goods and to promote fair trade in sporting goods internationally.

WFSGI currently consists of a diverse membership from over 50 countries including large international sports companies and small national companies; companies that serve as suppliers to other companies and companies that market directly to consumers. Also represented are the federations of the sporting industries of individual countries whose members contribute to a total of over 12,000 enterprises – employing many hundreds of thousands of people – which are affiliated to WFSGI in some way.

The WFSGI's Committee on Ethics and Fair Trade (CEFT) developed a Model Code of Conduct in 1997 following consultation with its constituent federations and other members, and on going dialogue with international agencies and non-governmental organisations. The Code was designed as a model for companies committed to ensuring that their operations satisfy the highest ethical standards in the global marketplace, and since 1997 many members companies have introduced their own codes and are monitoring compliance with those codes using internal and external monitors. In view of developments in thinking and dialogue on international trade since 1997, and as a result of further dialogue with external organisations representing the rights of workers and children, WFSGI has decided to revise the Code in 2000.

PREAMBLE

The ideals of the WFSGI are the ideals of sport, and the organisation seeks to promote fairness, honesty, mutual understanding and high ethical standards not only on the sports field but also in the factories which make sports products. WFSGI members recognise the important role they play in the global economy and their influence on the social and economic conditions under which sporting goods are manufactured and produced. That influence is exercised both through their actions as employers and far more profoundly through their decisions as customers of companies that serve as suppliers of goods and services.

The relationship between WFSGI member companies and their suppliers, and in turn any sub-contractors involved in the production process, must be based on trust, mutual respect and common values. WFSGI is committed to fostering a sports industry in which member companies actively build business partnerships with those who share the values of sport and take responsibility for making the values real through active engagement.

These Principles are based on the international labour standards outlined in the relevant Conventions of the International Labour Organization (ILO). WFSGI also acknowledges that companies operate under different legal, economic, social and cultural environments and these differences merit understanding and respect. Members must ensure that all activities related to the production of their goods at least comply with all relevant applicable mandatory legal requirements.

LEGAL COMPLIANCE

Member companies and the companies that produce goods for them (**employers**) should operate in full compliance with national and local laws, rules and regulations relevant to their business operations.

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WORKING CONDITIONS

Local industry standards should prevail when higher than the local legal requirements. In countries where the legal requirements fall short of internationally recognised standards, it is recommended that members should apply the following minimum criteria:

Forced Labour

Employers shall not use forced labor, whether in the form of prison labor, indentured labor, bonded labor, or otherwise. No employee can be compelled to work through force, the threat of force, or intimidation of any form.

Nondiscrimination

No person shall be subject to any discrimination in employment, included in hiring, salary, benefits, advancement, disciplines, termination or retirement, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

Freedom of Association and Collective Bargaining

Employers shall recognise and respect the rights of workers to join workers organisations and associations of their own choosing, and to bargain collectively. Where the right to freedom of association and collective bargaining is restricted under law, the employer shall consider the development of parallel means for independent and free association and bargaining.

Wages

Employers recognise that wages are essential to meeting employees' basic needs and that employees should be fully compensated for all time worked. In all cases, wages must equal or exceed the minimum wage or the prevailing industry wage, whichever is higher.

In addition to their compensation for regular hours of work, employees shall be compensated for overtime hours at the premium rate legally required in the country of manufacture or, in those countries where such laws do not exist, at a rate exceeding their regular hourly compensation rate.

Hours of Work

Workers shall not be required, except in extraordinary business circumstances, to work in excess of 60 hours per week, including overtime, or the local legal requirement, whichever is less. Employees shall be entitled to at least one day off for every seven-day period.

Benefits and Leave

Each employee will be provided all legally mandated benefits. These may include meals or meal subsidies; transportation or transportation subsidies; other cash allowances; health care; child care; emergency, pregnancy or sick leave; religious, or bereavement leave; and contributions for social security and other insurance, including life, health and employees compensation.

Child Labour

No person shall be employed at an age younger than 15 (or 14 where the law of the country of manufacture allows) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.

Health and Safety

A safe and hygienic working environment shall be provided, and occupational health and safety practices which prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of employer facilities shall be promoted.

This includes protection from fire, accidents, and toxic substances. Lighting, heating and ventilation systems should be adequate. Employees should have access at all times to sanitary facilities, which should be adequate and clean.

The factory must have safety and health policies and procedures that are clearly communicated to the workers. These should apply to employee residential facilities, where provided by employers.

Harassment or Abuse

Every employee should be treated with respect and dignity and have the right to a workplace free from physical, sexual, psychological or verbal harassment or abuse.

ENVIRONMENT

Members should aim for progressive improvement in their environmental performance, not only in their own operations, but also in their relationships with partners, suppliers and subcontractors. This includes:

1. integrating principles of sustainability into business decisions;
2. responsible use of natural resources such as land, soil, energy and water;
3. reducing, minimising and avoiding pollution and waste including solid, liquid and atmospheric conditions;
4. designing and developing products, materials and technologies according to the principles of sustainability.

COMMUNITY INVOLVEMENT

Employers recognise the economic and social impact of their work and are committed to improving conditions in the wider community.

COMPANY SPECIFIC STANDARDS

Members are encouraged to draw up their own specific code of ethical conduct, if they have not already done so, building on the above standards.

VERIFICATION

These Principles have been adopted by WFSGI to provide guidance for individual companies in ensuring that their products are made under fair factory conditions. Members are encouraged to establish their own internal management systems to monitor the standards outlined in their own code of conduct and to implement action plans for continuous improvements in factory working conditions in their own operations and those who supply them. Members are also encouraged to have factories monitored by appropriately qualified external third party organisations.

COMPLIANCE

Members shall take steps to ensure compliance with these standards in their own operations and those who supply them. Where there are instances of non-compliance [e.g. significant and/or persistent breaches] whether found by internal or external monitors, members shall ensure timely and reasonable remediation of such non-compliance; and ensure that adequate steps are taken to prevent recurrence and/or occurrence in other factories.

DECLARATION OF FUNDAMENTAL PRINCIPLES AND RIGHTS AT WORK ADOPTED BY THE INTERNATIONAL LABOUR ORGANISATION (ILO)

Whereas the ILO was founded in the conviction that social justice is essential to universal and lasting peace;

Whereas economic growth is essential but not sufficient to ensure equity, social progress and the eradication of poverty, confirming the need for the ILO to promote strong social policies, justice and democratic institutions;

Whereas the ILO should, now more than ever, draw upon all its standard-setting, technical cooperation and research resources in all its areas of competence, in particular employment, vocational training and working conditions, to ensure that, in the context of a global strategy for economic and social development, economic and social policies are mutually reinforcing components in order to create broad-based sustainable development;

Whereas the ILO should give special attention to the problems of persons with special social needs, particularly the unemployed and migrant workers, and mobilise and encourage international, regional and national efforts aimed at resolving their problems, and promote effective policies aimed at job creation;

Whereas, in seeking to maintain the link between social progress and economic growth, the guarantee of fundamental principles and rights at work is of particular significance in that it enables the persons concerned to claim freely and on the basis of equality of opportunity their fair share of the wealth which they have helped to generate, and to achieve fully their human potential;

Whereas the ILO is the constitutionally mandated international organisation and the competent body to set and deal with international labour standards international labour standards, and enjoys universal support and acknowledgement in promoting fundamental rights at work as the expression of its constitutional principles;

Whereas it is urgent, in a situation of growing economic interdependence, to reaffirm the immutable nature of the fundamental principles and rights embodied in the Constitution of the Organisation and to promote their universal application;

The International Labour Conference:

1. recalls:
    a. that in freely joining the ILO, all Members have endorsed the principles and rights set out in its Constitution and in the Declaration of Philadelphia, and have undertaken to work towards attaining the overall objectives of the Organisation to the best of their resources and fully in line with their specific circumstances;
    b. that these principles and rights have been expressed and developed in the form of specific rights and obligations in Conventions recognised as fundamental both inside and outside the Organisation.

2. declares that all Members, even if they have not ratified the Conventions in question, have an obligation arising from the very fact of membership in the Organisation, to respect, to promote and to realise, in good faith and in accordance with the Constitution, the principles concerning the fundamental rights which are the subject of those Conventions, namely:
    a. freedom of association and the effective recognition of the right to collective bargaining;
    b. the elimination of all forms of forced or compulsory labour;
    c. the effective abolition of child labour; and
    d. the elimination of discrimination in respect of employment and occupation.

3. recognises the obligation on the Organisation to assist its Members, in response to their established and expressed needs, in order to attain these objectives by making full use of its constitutional, operational and budgetary resources, including by the mobilisation of external resources and support, as well as by encouraging other international organisations with which the ILO has established relations, pursuant to article 12 of its Constitution, to support these efforts:

JC 11/12/08

a. by offering technical cooperation and advisory services to promote the ratification and implementation of the fundamental Conventions;
b. by assisting those Members not yet in a position to ratify some or all of these Conventions in their efforts to respect, to promote and to realize the principles concerning fundamental rights which are the subject of those Conventions; and
c. by helping the Members in their efforts to create a climate for economic and social development.

4. decides that, to give full effect to this Declaration, a promotional follow-up, which is meaningful and effective, shall be implemented in accordance with the measures specified in the annex hereto, which shall be considered as an integral part of this Declaration.

5. stresses that labour standards should not be used for protectionist trade purposes, and that nothing in this Declaration and its follow-up shall be invoked or otherwise used for such purposes; in addition, the comparative advantage of any country should in no way be called into question by this Declaration and its follow-up.

Parent Company Guarantee

In consideration of GB entering into this Agreement with Company, the Parent, as principal obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to GB, the payment and performance, when due, of all amounts and obligations of Company hereunder (**Guarantee**). This Guarantee shall remain in full force and effect until all such amounts and obligations of Company have been irrevocably paid and discharged in full.

This Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by GB.

The Parent agrees that, if and each time that Company fails to make any payment to GB when it is due under this Agreement, the Parent shall, on written demand being made of it by GB, pay that amount to GB as if it was principal obligor.

The obligations of the Parent under this clause constitute direct, primary and unconditional obligations to pay, on written demand by GB, any sum which Company is liable to pay under this Agreement and to perform, on written demand by GB, any obligation of Company under this Agreement, without requiring GB first to take steps against Company or any other person.

GB undertakes to the Parent that it shall, upon receipt, apply any sum paid by the Parent under this Agreement in relation to the obligations or liabilities the subject of this Agreement towards the fulfilment of those obligations and settlement of those liabilities.

If any discharge (whether in respect of the obligations of Company or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise, the liability of the Parent under this Guarantee shall continue as if the discharge or arrangement had not occurred. GB may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

The Parent waives any right it may have of first requiring GB to proceed against or enforce any other right or security or claim repayment from any person before claiming from the Parent under this Guarantee.

Until all amounts and obligations which may be or become payable or due by Company under this Agreement have been irrevocably paid and discharged in full, GB may without affecting the liability of the Parent under this Guarantee:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by GB in respect of those amounts or obligations; and

(b) apply and enforce them in such manner and order as it sees fit (whether against those amounts or obligations or otherwise).

Unless:

(c) all amounts and obligations which may be or become payable or due by Company under the agreement have been irrevocably paid and discharged in full; or

(d) GB otherwise directs,

the Parent will not, after a claim has been made or by virtue of any payment or performance by it under this Guarantee:

(e) be subrogated to any rights, security or moneys held, received or receivable by Company; or

(f) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Parent's liability under this Guarantee; or

(g) claim, rank, prove or vote as a creditor of Company or its estate in competition with GB; or

(h) receive, claim or have the benefit of any payment, distribution or security from or on account of Company, or exercise any right of set-off as against Company.

The Parent must hold in trust for and immediately pay or transfer to GB any payment or distribution or benefit of security received by it contrary to this Guarantee or in accordance with any directions given by GB under this Guarantee.

All payments by the Parent under this Guarantee must be made without set-off or counterclaim and without any deduction or withholding, unless the deduction or withholding is required by law. If any deduction or withholding is required to be made, the amount of the payment due from the Parent will be increased to an amount which (after making the deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required.

Supply Chain Management & Logistics Processes and Systems – Distribution Agreement

In managing its rights and obligations under this Agreement, Company shall utilize Supply Chain Management & Logistics Processes and Systems for Products for all countries within the Territory.

Supply Chain Management & Logistics Processes and Systems (SCM) shall mean industry best practice standard systems that allow Company to proactively and instantaneously manage movement of goods, information, and finances as they progress from Company's suppliers (Appointed Supplier) to Company's Delivery Point in order to improve the time-to-market of Products, reduce costs for all parties (including keeping minimum order quantities as low as possible) and allow better management and planning of current resources and future needs. For example, Company's SCM system shall track product flow (the movement of goods from a Delivery Point to a customer, as well as any customer returns or service needs), information flow (transmitting orders and updating the status of delivery), and finances flow (credit terms, payment schedules, and consignment and title ownership arrangements).

More specifically, Company's SCM shall at the very least address the following areas:

- Network optimization and integration, including the number, location, and size of warehouses, distribution centers and facilities used by Company and/or GB approved third parties to supply Products to customers.
- Creation of effective and efficient communication methods to deliver critical information to all parties regarding possible operational improvements such as cross docking, direct shipping, and third-party logistics
- Product coordination, so that new and existing Products can be optimally integrated into the supply chain
- Insure that all products and packaging are properly labelled including product material content
- Alignment and integration of Company, suppliers and customers in overall organizational strategy with efficient and cost effective supply strategy
- Ensure adequate local stock to cover customer demand within 24 hours request (excluding terrestrial shipping time)
- Inventory decisions, including quantity, location, and quality of inventory.
- Transportation strategy, including frequency, routes, and contracting.
- Benchmarking of all operations against competitors and on-going implementation of best practices throughout the Company's SCM and the enterprise, generally.
- Daily distribution, stock replenishment and merchandising planning.
- Demand planning and forecasting, coordinating the demand forecast of all customers
- Planning, including current inventory and forecast demand, in collaboration with all suppliers.
- Inbound operations, including transportation from suppliers (Appointed Supplier) and receiving inventory.
- Outbound operations, including all fulfilment activities such as (in case of balls) ball inflation & ball packaging, production of shipping formats to customers,(including palletizing or other related activities) and transportation to customers.

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- Merchandising operations, including a merchandise staff assigned by account and geographical location for in store merchandising to keep FIFA Footballs Concession Units (when applicable) fully stocked, in-store inflation and packaging activities as required, shelf stocking as required.
- Audit of FIFA Footballs Concession Units to ensure that ONLY FIFA or GB supplied products occupy the Units and that FIFA balls are correctly displayed in the fixture (correct ball in "Good, better, best" sleeves)
- Order promising, accounting for all constraints in the supply chain, including all Appointed Supplier's manufacturing facilities, distribution centers, and other customers.

Such SCM system shall utilize web interface and/or web based software planning programs and execution programs that address the above areas thereby determining the best ways to fill an order and that track the physical status of goods, the management of material (merchandising, materials, fixture repair materials, ball inflation pumps), and financial information involving all parties. Company's SCM may also be based on open data "extended enterprise" models supporting data both inside and outside the Company integrating data from Appointed Supplier, and buyers of all types. Each of GB's offices and GB approved third parties shall be provided full, free remote access to Company's SCM system, including any "extended enterprise" access, and Company shall also reasonably provide at its cost, system training to GB's key personnel reasonably nominated from time to time for such training by GB.

FORM OF STANDBY LETTER OF CREDIT

Date: ______________________________

Beneficiary: Global Brands Football Pte. Ltd.
1 Harbourfront Place #09-05/06
Singapore 098633

We hereby establish our Irrevocable Standby Letter of Credit Number [*number assigned by issuing bank*] in your favour at the request of and for the account of [*licensee party's name and address*] up to an aggregate amount of U.S. Dollars [*the numeric amount and written out*] available for payment at sight by your draft drawn on your demand for payment from [*issuing bank's name and address*] in accordance with the Notice of Drawing set out in Annex 1.

Funds under this Letter of Credit are available to the Beneficiary against its authenticated SWIFT message demand on us.

All banking charges including any advising bank and confirming bank charges are for the account of [*licensee party's name*].

Partial and multiple drawings are permitted.

In no event may drawings under this Letter of Credit exceed the value of this Letter of Credit.

This Letter of Credit will continue to [*date*] [***expiry date must be at least 45 days after payment due date***] and will expire on that date and you may call for payment of the full outstanding amount under this Letter of Credit at any time up to the close of business on that date. It is a condition of this Letter of Credit that it shall be deemed to automatically extended for one year from the present or any future expiration date hereof, unless at least [*insert number*] days prior to any such date, we give notice to the Beneficiary to the contrary.

If the payment due date falls on a Saturday, or [a New York bank holiday] other than a Monday, payment is to be made on the last preceding banking day. If the payment due date falls on Sunday or a New York Monday bank holiday, payment is to be made on the next banking day.

We hereby engage with you that drafts [accompanied by documents] drawn under and in compliance with the terms of this credit will be duly honored upon presentation as specified. We shall then honour your demand without enquiring whether you have the right as between you and [*licensee party's name*] to make such demand and without acknowledging any claim of [*licensee party's name*].

This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, or amplified by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement.

Presentations under this Letter of Credit are to be made as follows:

(A) Beneficiary is to transmit its authenticated SWIFT message to our SWIFT Code ________________.

All communications must clearly make reference to our Irrevocable Standby Letter of Credit Number [*number assigned by issuing bank*].

Except where they may conflict with the above terms and conditions, the terms of ISP 98 shall apply to this Irrevocable Standby Letter of Credit.

The Beneficiary may at any time assign or transfer any of its rights under this Irrevocable Standby Letter of Credit to any other bank or financial institution.

[This telex is the operative instrument and will not be followed by a written confirmation.]

____

[*Authorised signatory of issuing bank*]

ANNEX 1

NOTICE OF DRAWING

To: *[issuing bank]*

FROM: Global Brands Football Pte. Ltd.

DATE: [Insert date]

[ISSUING BANK] IRREVOCABLE STANDBY LETTER OF CREDIT DATED [INSERT DATE] (the **SBLC**)

1. This demand is drawn under the SBLC forthwith.

2. Please pay US$[Amount] (the Amount) to our account number [ ] maintained with [Account Bank Details] forthwith.

3. We confirm that the amount so claimed by us (or our successors and/or assignees) has become due and payable and that such amount was not received (in cleared funds) by us.

____

[Authorised signatory of Global Brands Football Pte. Ltd.]